Exhibit 4(f)

SAN JUAN BASIN

FIRST AMENDMENT TO THE

AMENDED AND RESTATED ROYALTY TRUST INDENTURE

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED ROYALTY TRUST INDENTURE (this “Amendment”) shall be effective as of February 15, 2024.

RECITALS

A. The San Juan Basin Royalty Trust (the “Trust”) is held under the Amended and Restated Royalty Trust Indenture made effective as of December 12, 2007 (the “Indenture”). Any capitalized term used in this Amendment that is not otherwise defined in this Amendment shall have the meaning set forth in the Indenture.

B. Section 10.02 of the Indenture provides that amendments to the provisions of the Indenture that are not prohibited by Section 10.01 of the Indenture “may be made by a vote of the Unit Holders present or represented at a meeting held in accordance with the requirements of Article VIII; provided that no amendment shall be effective without the express written approval of the Trustee.”

C. On January 16, 2024, PNC Bank, National Association, as Trustee of the Trust, held a special meeting of Unit Holders, at which the Unit Holders voted to amend certain provisions of the Indenture as provided below in this Amendment and appoint ARGENT TRUST COMPANY as the successor Trustee of the Trust effective after the adoption of this Amendment.

D. The Certificate attached to this Amendment shall serve as Trustee’s express written approval of the amendments to the Indenture.

AMENDMENT

NOW, THEREFORE, the Unit Holders hereby amend the Indenture as set forth below in accordance with Section 10.02 and Article VIII of the Indenture.

1. The text of Section 6.02 of the Indenture is hereby deleted and replaced with the following text:

“6.02. Indemnification of Trustee. The Trustee, its officers, agents and employees shall be indemnified by, and receive reimbursement from, the Trust Estate against and from any and all liability, expense, claims, damages or loss incurred by it individually or as Trustee in administration of the Trust and the Trust Estate or any part or parts thereof, including, without limitation, any liability, expense, claims, damages or loss arising out of or in connection with any liability under Environmental Laws, or the doing of any act done or performed or omission occurring on account of its being Trustee, except such liability, expense, claims, damages or loss as to which it is liable under Section 6.01(a). Trustee shall have a lien upon the Trust Estate to secure it for such indemnification and reimbursement and for compensation to be paid to the Trustee. Except as provided in Section 4.05, neither the Trustee, nor any officer, agent or employee of the Trustee shall be entitled to any reimbursement or indemnification from any Unit Holder for any liability, expense, claims, damages or loss incurred by the Trustee or any such officer, agent or employee, their right of reimbursement and indemnification, if any, being limited solely to the Trust Estate, whether or not the Trust Estate is exhausted without full reimbursement or indemnification of the Trustee or any such officer, agent or employee. For purposes of this Section 6.02, the term ‘the Trustee’ shall include a former trustee.”

2. The text of Section 6.05 of the Indenture is hereby deleted and replaced with the following text:

“6.05. Appointment of Successor Trustee. In the event of a vacancy in the position of Trustee or if a Trustee has given notice of its intention to resign, the Unit Holders present or represented at a meeting held in accordance with the requirements of Article VIII may appoint a successor Trustee. Nominees for appointment may be made by (i) the resigned or removed Trustee and (ii) any Unit Holder or Unit Holders owning at least 15% of the Units. Any such successor Trustee shall be a bank or trust company having a capital, surplus and undivided profits (as of the end of its last fiscal year prior to its appointment) of at least $15,000,000. In the event that a vacancy in the position of Trustee continues for sixty (60) days, a successor Trustee may be appointed by any State or Federal District Court holding terms in Tarrant County, Texas, upon the application of any Unit Holder, and in the event any such application is filed, such court may appoint a temporary Trustee at any time after such application is filed with it which shall, pending the final appointment of a Trustee, have such powers and duties as the court appointing such temporary Trustee shall provide in its order of appointment, consistent with the provisions of this Indenture.

Immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the succeeded Trustee hereunder shall be vested in and undertaken by the successor Trustee which shall be entitled to receive from the Trustee which it succeeds all of the Trust Estate held by it hereunder and all records and files in connection therewith. No successor Trustee shall be obligated to examine or seek alteration of any account of any preceding Trustee, nor shall any successor Trustee be liable personally for failing to do so or for any act or omission of any preceding Trustee. The preceding sentence shall not prevent any successor Trustee or anyone else from taking any action otherwise permissible in connection with any such account.”

CERTIFICATE

The undersigned does hereby certify on behalf of PNC Bank, National Association, the Trustee of the San Juan Basin Royalty Trust (the “Trust”), that:

1.

The original Royalty Trust Indenture of the Trust was entered into on November 1, 1980 (the “Original Indenture”), between Southland Royalty Company, a Delaware corporation with its principal office in Fort Worth, Texas (later known as Burlington Resources Oil & Gas Company LP), as Trustor, and The Fort Worth National Bank, a banking association organized under the laws of the United States with its principal place of business in Fort Worth, Texas (later known as Bank One, N.A.), as Trustee.

2.

On September 30, 2002, Bank One, N.A. held a special meeting of Unit Holders, at which the Unit Holders appointed TexasBank (later known as Compass Bank) as the new Trustee of the Trust and voted to amend certain provisions of the Original Indenture (as amended, the “Amended Indenture”).

3.

On December 12, 2007, Compass Bank (later known as BBVA USA) held a special meeting of Unit Holders, at which the Unit Holders voted to amend certain provisions of the Amended Indenture (as amended, the “Amended and Restated Royalty Trust Indenture”).

4.

On June 1, 2021, The PNC Financial Services Group, Inc. acquired BBVA USA Bancshares, Inc., a U.S. financial holding company conducting its business operations primarily through its U.S. banking subsidiary, BBVA USA.

5.	On October 8, 2021, BBVA USA merged into PNC Bank, National Association, and PNC Bank, National Association became the Trustee of the Trust by operation of law.

6.

On January 16, 2024, PNC Bank, National Association, held a special meeting of Unit Holders, at which the Unit Holders voted to amend certain provisions of the Amended and Restated Royalty Trust Indenture as provided in the First Amendment to the Amended and Restated Royalty Trust Indenture and appointed ARGENT TRUST COMPANY as the new Trustee of the Trust effective only after the adoption of the First Amendment to the Amended and Restated Royalty Trust Indenture.

7.	Attached is a true and correct copy of the First Amendment to Amended and Restated Royalty Trust Indenture as adopted by the vote of the Unit Holders on January 16, 2024.

8.	The execution of this Certificate shall serve as the Trustee’s express written approval of the amendments to the First Amendment to the Amended and Restated Royalty Trust Indenture.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written below.

PNC Bank, National Association, as Trustee of the San Juan Basin Royalty Trust

By:	/s/ Ross C. Durr
	Name:	Ross C. Durr
	Title:	Senior Vice President

Effective: February 15, 2024